SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Weatherford International Ltd.

(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 7, 2004

Dear Weatherford Shareholder:

      You are cordially invited to join us at the 2004 Annual General Meeting of Shareholders of Weatherford International Ltd. to be held at 9:00 a.m. on Tuesday, May 25th, in Houston, Texas. The Annual General Meeting will be held at The St. Regis Hotel located at 1919 Briar Oaks.

      This year you will be asked to vote in favor of two proposals. The first proposal is for the election of nine directors. The second proposal is for the appointment of Ernst & Young LLP as our independent auditors and the authorization of the Audit Committee of the Board of Directors to set Ernst & Young’s remuneration. The proposals are more fully explained in the attached proxy statement, which we encourage you to read.

      Your vote is important. Whether or not you plan to attend the Annual General Meeting, we strongly encourage you to provide your proxy by telephone, the Internet or on the enclosed proxy card at your earliest convenience.

      Thank you for your cooperation.

Sincerely,

Bernard J. Duroc-Danner
Chairman of the Board, President and
Chief Executive Officer

WEATHERFORD INTERNATIONAL LTD. NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
BOARD OF DIRECTORS Proposal No. 1 -- Election of Directors
INDEPENDENT AUDITORS
SHARE OWNERSHIP
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
OTHER INFORMATION

WEATHERFORD INTERNATIONAL LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE:	Tuesday, May 25, 2004
TIME:	9:00 a.m. (Houston time)
PLACE:	The St. Regis Hotel 1919 Briar Oaks Houston, Texas

Matters To Be Voted On:

      1. Election of nine directors to hold office for a one-year term;

      2. Appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2004, and authorization of the Audit Committee of the Board of Directors to set Ernst & Young’s remuneration; and

      3. Any other matters that may properly come before the meeting.

      YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE NINE NOMINEES FOR DIRECTOR AND IN FAVOR OF THE APPOINTMENT OF ERNST & YOUNG LLP AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO SET ERNST & YOUNG’S REMUNERATION.

      At the Annual General Meeting, the audited consolidated financial statements of the Company for the year ended December 31, 2003 and accompanying auditors’ report will be presented.

      Your Board of Directors has set April 6, 2004, as the record date for the Annual General Meeting. Only those shareholders who are holders of record of our common shares at the close of business on April 6, 2004, will be entitled to vote at the Annual General Meeting.

      You are cordially invited to join us at the Annual General Meeting. However, to ensure your representation at the Annual General Meeting, we request that you provide your proxy by telephone, the Internet or by signing and returning your proxy card in the enclosed postage-paid envelope at your earliest convenience, whether or not you plan to attend. If you are present at the Annual General Meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Burt M. Martin
Secretary

Houston, Texas

April 7, 2004

WEATHERFORD INTERNATIONAL LTD.

PROXY STATEMENT

Annual Meeting:	Date: Tuesday, May 25, 2004 Time: 9:00 a.m. (Houston time) Place: The St. Regis Hotel 1919 Briar Oaks Houston, Texas

General Information:	Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. Our telephone number is (713) 693-4000.

Agenda:	Two proposals:

• Proposal 1 — The election of nine nominees as directors of the Company; and

• Proposal 2 — The appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004, and the authorization of the Audit Committee of the Board of Directors to set Ernst & Young’s remuneration.

At the Annual General Meeting, we will present Weatherford’s audited consolidated financial statements for the year ended December 31, 2003. Copies of the financial statements are contained in our 2003 Annual Report which is being mailed to shareholders together with this Proxy Statement. Our 2003 Annual Report is not part of our proxy soliciting information.

Who Can Vote:	All holders of record of our common shares at the close of business on April 6, 2004, are entitled to vote. Holders of the common shares are entitled to one vote per share at the Annual General Meeting.

Proxies Solicited By:	Your vote and proxy are being solicited by our Board of Directors for use at the Annual General Meeting. This Proxy Statement and enclosed proxy card are being sent on behalf of our Board of Directors to all shareholders beginning on or about April 14, 2004. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions. You may also authorize the persons named on the proxy card to vote your shares via the Internet at the Internet address of www.voteproxy.com, or telephonically by calling 1-800-PROXIES (1-800-776-9437). Please have your proxy card available if you decide to appoint a proxy by the Internet or by telephone because the proxy card contains more detailed instructions. Proxies submitted by Internet or telephone must be received by 5:00 p.m. New York time (or 4:00 p.m. Houston time) on May 24, 2004. If you give your proxy by the Internet or telephone, please do not mail your proxy card.

Shareholders who hold their shares through a broker or other nominee (in “street name”) must vote their shares in the manner prescribed by their broker or other nominee.

Proxies:	If you properly give a proxy but do not indicate how you wish to vote your shares, the persons named on the proxy card will vote FOR election of all the nominees for director (Proposal 1), FOR Proposal 2 and, with respect to any other matter that may properly come before the Annual General Meeting, in the proxy holder’s discretion.

Revoking Your Proxy:	You can revoke your proxy by:

• writing to the Secretary at 515 Post Oak Blvd., Suite 600, Houston, Texas 77027 before the Annual General Meeting;

• submitting a later-dated proxy via mail, the Internet or telephone; or

• casting your vote in person at the Annual General Meeting.

You may not revoke a proxy simply by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

Quorum:	As of April 6, 2004, there were 142,279,602 common shares issued and entitled to vote, including 9,852,165 shares held by subsidiaries of the Company. We do not vote the shares held by our subsidiaries. The presence of two or more persons in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares throughout the meeting will form a quorum. If you have properly given a proxy by mail, Internet or telephone, your shares will count toward the quorum, and the persons named on the proxy card will vote your shares as you have instructed. Pursuant to Bermuda law, (i) common shares represented at the Annual General Meeting whose votes are withheld on any matter, (ii) common shares that are represented by “broker non-votes” (i.e., common shares held by brokers that are represented at the Annual General Meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (iii) common shares that abstain from voting on any matter are not included in the determination of the common shares voting on a matter but are counted for quorum purposes.

Multiple Proxy Cards:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

Cost of Proxy Solicitation:	Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Questions:	You may call our Investor Relations department at (713) 693-4000 or email us at investor.relations@weatherford.com if you have any questions.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

BOARD OF DIRECTORS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

      Nine directors are to be elected at the Annual General Meeting. Each director elected will hold office until the 2005 Annual General Meeting. All of the nominees for director except Mr. Brady have served as directors since the 2003 Annual General Meeting. Pursuant to our Bye-laws, our directors voted to increase the size of the Board of Directors from eight to nine members in January 2004 and appointed Mr. Brady to fill the vacancy created by the increase. The nominees for election as director are:

Name	Age	Director Since

Bernard J. Duroc-Danner	50	1988
Nicholas F. Brady	73	2004
Philip Burguieres	60	1998
David J. Butters	63	1984
Sheldon B. Lubar	74	1995
William E. Macaulay	58	1998
Robert B. Millard	53	1989
Robert K. Moses, Jr.	63	1998
Robert A. Rayne	55	1987

      The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a majority of votes cast at the Annual General Meeting will be elected as directors. Abstentions, broker non-votes and withheld votes will not be treated as a vote for or against any particular nominee.

      All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

Director Biographies

      Bernard J. Duroc-Danner joined the Company in May 1987 to initiate the start-up of EVI, Inc.’s oilfield service and equipment business. He was elected EVI’s President in January 1990 and Chief Executive Officer in May 1990. In connection with the merger of EVI, Inc. with Weatherford Enterra, Inc. on May 27, 1998, Mr. Duroc-Danner was elected as our Chairman of the Board, President and Chief Executive Officer. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Pennsylvania). In prior years, Mr. Duroc-Danner held positions at Arthur D. Little and Mobil Oil Inc. Mr. Duroc-Danner is a director of Parker Drilling Company (an oil and gas drilling company), Cal Dive International, Inc. (a company engaged in subsea services in the Gulf of Mexico), Universal Compression Holdings, Inc. (a natural gas compression service company) and Dresser, Inc. (a provider of highly engineered equipment and services primarily for the energy industry).

      Nicholas F. Brady has been the Chairman of Darby Overseas Investments, Ltd. and Darby Technology Ventures Group, LLC, investment firms, since 1994. Mr. Brady is Chairman of Franklin Templeton Investment Funds (an international investment management company), a director of Amerada Hess Corporation (an exploration and production company), C2, Inc. (a provider of third-party logistic services), Templeton Emerging Markets Investment Trust PLC and Templeton Capital Advisors Ltd. (investment management companies), and director or trustee, as the case may be, of a number of investment companies in the Franklin Templeton Group of Funds. Mr. Brady is a former Secretary of the United States Department of the Treasury (1988-1993), a former Chairman of the Board of Dillon Read & Co. Inc. (investment banking) (1970-1988) and a former Chairman of Purolator, Inc. (filtration products) (1971-1987). Mr. Brady also represented the state of New Jersey as a member of the United States Senate (1982).

      Philip Burguieres has been Vice Chairman and part owner of The Houston Texans, a National Football League team, since 2000. He also has been Chief Executive Officer of EMC Holdings, LLC, a private energy investment firm, since 2000. He was elected to the Board in May 1998 and has been employed as our Chairman Emeritus since that time. Mr. Burguieres served as a director of Weatherford Enterra from April 1991 until May 1998, and as Chairman of the Board of Weatherford Enterra from December 1992 until May 1998. From April 1991 to October 1996, he also served as President and Chief Executive Officer of Weatherford Enterra. Mr. Burguieres serves as a director of McDermott International, Inc. (a company engaged in the fabrication of oilfield equipment), JP Morgan Chase Bank (formerly Chase Bank of Texas, N.A., a national banking organization) and Newfield Exploration Company (an independent oil and gas producer).

      David J. Butters is a Managing Director of Lehman Brothers Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. (a provider of marine support and transportation services to companies involved in the exploration and production of oil and natural gas), a director of ACOL Tankers Ltd. (an oil tanker company), a director of Grant Prideco, Inc. (a provider of drill pipe and other drill stem products) and a director of TransMontaigne Inc. (a refined petroleum products distribution and supply company).

      Sheldon B. Lubar has been the Chairman of Lubar & Co., a private investment and management company, for more than the past five years. Mr. Lubar is a director of C2, Inc., MGIC Investment Corporation (a mortgage insurance company), Crosstex Energy, L.P. and Crosstex Energy, Inc. (gas gathering and processing companies) and Grant Prideco.

      William E. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation, a Connecticut-based private equity investment firm, and has been with the firm since 1983. Mr. Macaulay served as a director of Weatherford Enterra from October 1995 to May 1998. He is Chairman of the Boards of (i) Dresser, Inc. and (ii) Pride International, Inc. (a contract drilling and related services company). He also serves as a director of National Oilwell, Inc. (a leading international provider of drilling systems and associated services to the oil and gas exploration and production industry).

      Robert B. Millard is a Managing Director of Lehman Brothers Inc., where he has been employed for more than the past five years. Mr. Millard is also a director of GulfMark Offshore, Inc. and L-3 Communications Corporation (a manufacturer of electronic communications equipment principally for the defense industry).

      Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Directors of Weatherford Enterra from May 1989 to December 1992 and as a director of Weatherford Enterra from December 1992 to May 1998. Mr. Moses is also a director of Grant Prideco.

      The Honorable Robert A. Rayne is Chief Executive Director of London Merchant Securities plc (property investment and development with major investments in leisure enterprises), a United Kingdom-listed public limited company, and has been a Director of that company for more than the past five years.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

      The Board of Directors has created the following committees:

•	Audit

•	Compensation

•	Corporate Governance and Nominating

Number of Meetings

      During 2003, the Board of Directors met three times, the Audit Committee met ten times, the Compensation Committee met two times, and the Corporate Governance and Nominating Committee met four times. All of the directors other than Mr. Burguieres attended at least 75% of all Board of Directors and respective committee meetings.

Audit Committee

      Messrs. Butters, Lubar (Chair) and Rayne are the current members of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this proxy statement as Appendix A. The charter is also available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Audit Committee are:

•	overseeing the integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our independent auditors, including their qualifications, independence and performance; and

•	overseeing our internal auditors.

      All members of the Audit Committee are independent as defined by the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Board of Directors has determined that Messrs. Butters and Rayne are “audit committee financial experts” as defined by applicable SEC rules because of their extensive financial experience. For more information regarding Messrs. Butters’ and Rayne’s experience, please see their biographies on page 4 of this proxy statement.

Compensation Committee

      Messrs. Millard, Moses and Rayne (Chair) are the current members of the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached to this proxy statement as Appendix B. The charter is also available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Compensation Committee are:

•	evaluating the performance and setting the compensation of our chief executive officer;

•	making recommendations to the Board regarding executive compensation, incentive compensation plans and equity-based plans; and

•	administering our incentive compensation plans and equity-based plans for executive officers and employees.

      All members of the Compensation Committee are independent as defined by the rules of the New York Stock Exchange.

Corporate Governance and Nominating Committee

      Messrs. Butters (Chair), Lubar and Macaulay are the current members of the Corporate Governance and Nominating Committee. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, a copy of which is attached to this proxy statement as Appendix C. The charter is also available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance,” then “Committee Charters.” We will provide a copy of the charter without charge to any shareholder upon request. The primary functions of the Corporate Governance and Nominating Committee are:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the director nominees for the next Annual General Meeting of Shareholders;

•	developing and recommending to the Board the Corporate Governance Guidelines for the Company;

•	overseeing the Board in its annual review of the Board’s and management’s performance; and

•	recommending to the Board director nominees for each committee.

      All members of the Corporate Governance and Nominating Committee are independent as defined by the rules of the New York Stock Exchange.

BOARD COMPENSATION

Directors’ Fees

      Effective September 3, 2003, the directors who are not employees of the Company are paid the following fees:

•	$5,000 for each Board meeting attended;

•	$2,000 for each Committee meeting attended;

•	$60,000 as an annual retainer; and

•	$10,000 as an annual retainer for each Committee chair.

      Prior to September 3, 2003, fees were $1,000 for each Board and Committee meeting attended, $1,500 for the Committee Chairman for each Committee meeting attended and $7,000 for each quarter of the year in which the person served as a director.

Deferral Plan for Outside Directors

      Under our Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to defer up to 7.5% of any fees paid by us. The deferred fees are converted on a monthly basis into non-monetary units representing common shares that could have been purchased with the deferred fees based on the average of the high and low price of the common shares on the last day of the month in which the fees were deferred. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director’s account equal to (1) 7.5% of the director’s fees plus (2) the amount of fees deferred by the director. Our directors may generally determine when distributions will be made from the plan. The amount of the distribution will be a number of common shares equal to the number of units in the director’s account at the time of the distribution. During 2003, we contributed $13,325, $12,075, $8,800, $8,050, $8,275 and $10,875 to the accounts of Messrs. Butters, Lubar, Macaulay, Millard, Moses and Rayne, respectively, which represented 349, 317, 230, 211, 217 and 285 units allocated to their respective accounts.

Burguieres Employment Agreement

      In June 1998, we entered into an employment agreement with Mr. Burguieres, which has a term of fifteen years and provides for an annual salary of $120,000. Under the terms of his employment agreement, Mr. Burguieres is employed as Chairman Emeritus of the Board of Directors. However, the Board of Directors is not required by his employment agreement to nominate Mr. Burguieres for re-election as a director. If we terminate Mr. Burguieres’ employment for any reason other than for “cause” or if Mr. Burguieres’ employment is terminated as a result of his death or disability, Mr. Burguieres or his estate will be entitled to receive annual salary payments through the term of the agreement, and Mr. Burguieres and his eligible dependents will continue to receive health and medical benefits. If we terminate his employment for “cause”, Mr. Burguieres will not be entitled to any further salary payments or health and medical benefits. Under Mr. Burguieres’ employment agreement, “cause” is generally defined as (i) an act of dishonesty which constitutes a felony or results in personal gain or enrichment at our expense, (ii) willful and continued failure to substantially perform his duties after written demand is made by the Board or (iii) Mr. Burguieres’ ownership, management or employment by any business which competes, in our reasonable judgment, with any business conducted by us.

      Mr. Burguieres also participates in our Executive Deferred Compensation Stock Ownership Plan, described in footnote 2 to the Summary Compensation Table that appears under “Executive Compensation” in this proxy statement. During 2003, we contributed $27,000 to the account of Mr. Burguieres, which represented 472 units allocated to his account.

CORPORATE GOVERNANCE MATTERS

      We are committed to adhering to sound principles of corporate governance. A copy of our Corporate Governance Principles is available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance,” then “Corporate Governance Policies.” We will also provide a copy of our Corporate Governance Principles to any of our shareholders without charge upon written request.

Director Independence

      The Board of Directors has affirmatively determined that each director and nominee is independent, as defined for purposes of the New York Stock Exchange’s listing standards, other than Messrs. Duroc-Danner and Burguieres, who are employees. As contemplated by NYSE rules, the Board has adopted categorical standards to assist it in making independence determinations. Relationships that fall within the categorical standards are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board, however, considers all material relationships with each director in making its independence determinations. A relationship falls within the categorical standards if it:

•	Is a type of relationship addressed in Section 303A 2(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or

•	Is in the ordinary course of business and does not exceed 2% of the consolidated gross revenues of the other person for the previous year.

None of the independent directors and nominees had relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards. The relationships discussed under “Certain Relationships” in this proxy statement did not exceed these standards.

Director Nominations

      In obtaining the names of possible nominees, the Corporate Governance and Nominating Committee makes its own inquiries and will receive suggestions from other directors, management, shareholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from shareholders is the same as its process for unsolicited recommendations from other sources. In the case of Mr. Brady, who is being nominated as a director for the first time this year, a non-management director suggested his name to the Committee as a candidate for nomination. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders who submit their recommendations in writing to Chair, Corporate Governance and Nominating Committee, care of the Corporate Secretary, Weatherford International Ltd., 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, USA. Recommendations received before December 1st in any year will be considered for inclusion in the slate of director nominees to be presented at the Annual General Meeting in the following year. Unsolicited recommendations must contain the name, address and telephone number of the potential nominee, a statement regarding the potential nominee’s background, experience, expertise and qualifications, a signed statement confirming his or her willingness and ability to serve as a director and abide by our corporate governance policies and his or her availability for a personal interview with the Corporate Governance and Nominating Committee, and evidence that the person making the recommendation is a shareholder of Weatherford.

      The Corporate Governance and Nominating Committee believes that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including participating in Board and Committee meetings held outside the United States, and should be committed to serve on the Board for an extended period of time.

      Shareholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission. Shareholders who do not comply with Rule 14a-8 but who wish to have a nominee considered by our shareholders at the Annual General Meeting must comply with the deadlines and procedures set forth in our Bye-laws. Please see “Proposals by Shareholders” in this proxy statement for more information.

Communication with Board Members

      Any shareholder or other interested party that desires to communicate with the Board of Directors or any of its specific members, including the Presiding Director or the non-management directors as a group, should send their communication to the Secretary, Weatherford International Ltd., 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, USA. All such communications will be forwarded to the appropriate members of the Board.

Director Presiding at Executive Sessions

      Executive sessions of non-management directors are held at least twice each year. Mr. Butters has been appointed as the Presiding Director for these sessions.

Director Attendance at Annual General Meeting

      All directors are expected to attend the Annual General Meeting. Messrs. Duroc-Danner, Burguieres, Butters, Lubar, Moses and Rayne attended our 2003 Annual General Meeting.

Code of Conduct

      We have adopted a Code of Conduct that applies to our directors, officers and employees. We also have adopted a Supplemental Code of Conduct that applies to our President and Chief Executive Officer and our Chief Financial Officer. These documents are available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance.” We will also provide a copy of these documents to any of our shareholders without charge upon written request. We intend to post amendments to and waivers of our Code of Conduct (to the extent applicable to our President and Chief Executive Officer and our Chief Financial Officer) and to the Supplemental Code of Conduct at this location on our website.

AUDIT COMMITTEE REPORT

April 7, 2004

To the Board of Directors of Weatherford International Ltd.:

      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003.

      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

      Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      We also have considered whether the services provided by the independent auditors for non-audit services are compatible with maintaining the auditors’ independence and determined that such services are compatible with maintaining such independence of Ernst & Young.

David J. Butters
Sheldon B. Lubar, Chairman
Robert A. Rayne

INDEPENDENT AUDITORS

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF

THE AUDIT COMMITTEE TO SET THE AUDITORS’ REMUNERATION

      In accordance with Bermuda law and the Company’s Bye-laws, our shareholders have the authority to appoint our independent auditors and to authorize the Audit Committee to set the remuneration of the independent auditors. At the Annual General Meeting, our shareholders will be asked to appoint Ernst & Young LLP as Weatherford’s independent auditors for the year ending December 31, 2004, and to authorize the Audit Committee of our Board of Directors to set Ernst & Young’s remuneration. The affirmative vote of a majority of the votes cast at the Annual General Meeting is required to approve the proposal to appoint Ernst & Young as the Company’s independent auditors and to authorize the Audit Committee to set Ernst & Young’s remuneration.

      Ernst & Young served as our auditors for the fiscal years ended December 31, 2001, 2002 and 2003. Representatives of Ernst & Young will be present at the Annual General Meeting to respond to any appropriate shareholder questions and will be given an opportunity to make a statement if they so desire.

Fees Paid to Ernst & Young

      The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2002, and fees billed for other services rendered by Ernst & Young during those periods. All audit-related services, tax services and other services provided subsequent to September 5, 2002, the date on which the Audit Committee first established a formal pre-approval policy, were pre-approved pursuant to the Audit Committee’s pre-approval polices in effect at the time such services were provided.

	2002	2003

Audit fees(1)	$1,887,000	$2,523,000
Audit-related fees(2)	73,000	25,000
Tax fees(3)	178,000	169,000
All other fees(4)	170,000	—

Total	$2,308,000	$2,717,000

(1)	Audit fees consist of professional services rendered for the audit of the Company’s annual financial statements and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with generally accepted auditing standards. Fees are presented in the period to which they relate versus the period in which they were billed. Fees for the year ended December 31, 2002, have been restated to conform to this presentation.

(2)	Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation and assistance with Section 404 internal control reporting requirements.

(3)	Tax fees consist of non-U.S. tax compliance and planning and U.S. consultation.

(4)	Other services performed include certain advisory services and do not include any fees for financial information systems design and implementation.

Audit Committee Pre-approval Policy

      The Audit Committee has established a pre-approval policy for all audit services to be provided by an outside audit firm, including the independent auditor, and permissible non-audit services provided by the independent auditor.

      There are two types of pre-approval. “General” pre-approval is based on pre-determined types of services and amounts. Pre-approved service categories are provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. The Audit Committee reviews a listing of “General” services provided on a quarterly basis. “Specific” pre-approval is required for certain types of services or if a service exceeds the limits set out in the “General” pre-approval. “Specific” pre-approval must be obtained through direct communications with the Audit Committee or the Chairman of the Audit Committee, to whom the Audit Committee has delegated pre-approval authority. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting.

      Pre-approval is not required for de minimis services that initially were thought to be part of an audit. When an auditor performs a service thought to be part of the audit, which then turns out to be a non-audit service, the pre-approval requirement is waived. However, the Audit Committee must approve the service before the audit is completed. Fees for de minimis services, when aggregated with fees for all such services, cannot exceed five percent of the total fees paid to the accountant during the fiscal year.

SHARE OWNERSHIP

SHARES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

      This table shows the number and percentage of common shares beneficially owned as of April 6, 2004 by each of our directors, each of the executive officers named in the Summary Compensation Table that appears under “Executive Compensation” in this Proxy Statement and all of our directors and executive officers as a group. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

	Amount and Nature of Shares
	Beneficially Owned as of April 6, 2004

	Number of	Right to	Percent of
Name	Shares Owned	Acquire(1)	Outstanding Shares

Bernard J. Duroc-Danner(2)	74,729	899,306	*
Nicholas F. Brady(3)	155,016	178	*
Philip Burguieres(4)	136,522	63,935	*
David J. Butters(5)	34,247	177,157	*
Sheldon B. Lubar(6)	1,480,377	186,104	1.2
William E. Macaulay(7)	17,933	165,012	*
Robert B. Millard(8)	108,960	164,453	*
Robert K. Moses, Jr.	235,000	165,090	*
Robert A. Rayne(9)	279	157,242	*
E. Lee Colley, III(10)	5,553	273,094	*
Burt M. Martin(11)	5,930	149,081	*
Jon R. Nicholson(12)	4,914	276,142	*
Gary L. Warren(13)	12,015	274,114	*
All officers and directors as a group (18 persons)	2,292,351	3,268,236	3.8

*	Less than 1%.

(1)	Includes common shares that can be acquired through stock options exercisable through June 7, 2004. Also includes common shares that can be acquired as a result of distributions pursuant to our Non-Employee Director Deferred Compensation Plan or our Executive Deferred Compensation Stock Ownership Plan, as applicable, based on units allocated to each participant’s account as of April 6, 2004. The Non-Employee Director Deferred Compensation Plan is described under “Deferral Plan for Outside Directors” in this proxy statement, and the Executive Deferred Compensation Stock Ownership Plan is described in footnote 2 to the Summary Compensation Table that appears under “Executive Compensation” in this proxy statement.

(2)	Includes 3,711 shares held under our 401(k) Savings Plan, 45,206 shares held by a family limited partnership and 25,812 restricted shares that are subject to a vesting schedule and forfeiture restrictions.

(3)	Includes 150,016 shares held by a living trust of which Mr. Brady is the trustee, and 5,000 restricted shares that are subject to a vesting schedule and forfeiture restrictions.

(4)	Includes 421 shares held under our 401(k) Savings Plan and 950 shares held by his wife, over which Mr. Burguieres has no voting or dispositive power. Does not include 475 shares held by his adult son, over which Mr. Burguieres has no voting or dispositive power. Mr. Burguieres disclaims beneficial ownership of the shares held by his wife and son.

(5)	Includes 13,772 shares held by Mr. Butters’ wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

(6)	Includes 1,474,571 shares held by a limited partnership, the sole general partner of which is a limited liability company of which Mr. Lubar is a manager, and the limited partners of which include trusts of which Mr. Lubar is trustee. Mr. Lubar disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest in those shares.

(7)	Includes 6,618 shares held by Mr. Macaulay’s wife and 3,876 shares held in the name of or in trust for Mr. Macaulay’s adult daughters, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership.

(8)	Includes 26,772 shares held by a charitable foundation controlled by Mr. Millard and his wife. All stock options reported in this table are held by a grantor retained annuity trust of which Mr. Millard is trustee.

(9)	Excludes 420,500 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Chief Executive Director. Mr. Rayne disclaims beneficial ownership of all of these shares.

(10)	Includes 633 shares held under our 401(k) Savings Plan and 4,920 restricted shares that are subject to a vesting schedule and forfeiture risk.

(11)	Includes 908 shares held under our 401(k) Savings Plan and 4,922 restricted shares that are subject to a vesting schedule and forfeiture risk.

(12)	Includes 1,222 shares held under our 401(k) Savings Plan and 3,692 restricted shares that are subject to a vesting schedule and forfeiture risk.

(13)	Includes 987 shares held under our 401(k) Savings Plan and 6,152 restricted shares that are subject to a vesting schedule and forfeiture risk.

SHARES OWNED BY “BENEFICIAL HOLDERS”

      This table shows information for each person known by us to beneficially own 5% or more of the outstanding common shares as of April 6, 2004.

Name and Address of		Percent of
Beneficial Owner	Number of Shares(1)	Outstanding Shares

FMR Corp.(2)	19,693,515	13.8
82 Devonshire Street
Boston, Massachusetts 02109
Citigroup Inc.(3)	19,244,174	13.5
399 Park Avenue
New York, New York 10043
Capital Group International, Inc.(4)	7,568,510	5.3
11100 Santa Monica Blvd.
Los Angeles, California 90025

(1)	This information is based on information as of December 31, 2003 furnished by each shareholder or contained in filings made by the shareholder with the Securities and Exchange Commission. The person listed has sole voting and dispositive power for its common shares, unless otherwise noted.

(2)	Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. (“FMR”) and an investment adviser, is the beneficial owner of 18,485,232 shares as a result of acting as investment adviser to various registered investment companies (the “Funds”). Fidelity Management Trust Company (“FMTC”), a wholly owned subsidiary of FMR and a bank, is the beneficial owner of 846,203 shares as a result of serving as investment manager of institutional accounts. Edward C. Johnson 3d, FMR’s Chairman and principal stockholder, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 18,485,232 shares owned by the Funds, and Mr. Johnson and FMR, through its control of FMTC, each has sole power to dispose of 846,203 shares and sole power to vote or direct the voting of 752,903 shares and no power to vote or direct the voting of 93,300 shares owned by the institutional accounts. The Funds’ Board of Trustees has sole power to vote all shares owned by the Funds. Fidelity carries out the voting of the Funds’ shares under written guidelines established by the Funds’ Board of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson’s wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Fidelity International Limited (“FIL”) beneficially owns 362,080 shares and has sole power to vote and to dispose of such shares. FIL operates independently of FMR Corp. and Fidelity. A partnership controlled by Mr. Johnson and members of his family own shares of FIL with the right to cast approximately 39.89% of the votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other within the meaning of Rule 13d-2 promulgated under the Exchange Act.

(3)	Citigroup Global Markets Holdings Inc. (“CGM Holdings”) is a beneficial owner of 19,009,189 of such shares. Smith Barney Fund Management LLC (“SB Fund”) is a beneficial owner of 7,367,885 of such shares. Citigroup Financial Products Inc. (“CFP”) is a beneficial owner of 11,611,741 of such shares. Citigroup Global Markets Inc. (“CGM”) is a beneficial owner of 11,308,171 of such shares. CFP is sole stockholder of CGM. CGM Holdings is sole stockholder of CFP and sole member of SB Fund. Citigroup, Inc. is the sole stockholder of CGM Holdings. Voting and dispositive power over all shares is shared. Shares reported assume conversion or exercise of certain securities held.

(4)	Capital Group International, Inc. (“CGII”), through subsidiaries, has sole voting power over 5,897,100 of such shares and has sole dispositive power over all of such shares. CGII is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the shares reported. CGII does not have investment power or voting power over any of the shares reported. However, by virtue of Rule 13d-3 of the Exchange Act, CGII may be deemed to “beneficially own” the shares. Beneficial ownership is disclaimed pursuant to Rule 13d-4 of the Exchange Act. Additionally, Capital Guardian Trust Company (“CG Trust”), a wholly owned subsidiary of CGII, is deemed to be the beneficial owner of 6,571,110 of our common shares as a result of its serving as investment manager of various institutional accounts. Beneficial ownership is disclaimed pursuant to Rule 13d-4 of the Exchange Act. CG Trust has sole voting power over 4,899,700 of these shares.

EXECUTIVE OFFICERS

      In addition to Mr. Duroc-Danner, whose biography is shown on page 3, the following persons are our executive officers. None of the executive officers or directors have any family relationships with each other, other than E. Lee Colley, III and M. David Colley, who are brothers.

Name	Age	Position

Bernard J. Duroc-Danner	50	Chairman of the Board, President and Chief Executive Officer
E. Lee Colley, III	47	Senior Vice President and President — Completion and Production Systems
Gary L. Warren	54	Senior Vice President and President — Drilling and Well Services
Stuart E. Ferguson	37	Senior Vice President and Chief Technology Officer
Burt M. Martin	40	Senior Vice President, General Counsel and Secretary
Jon R. Nicholson	61	Senior Vice President — Human Resources
Lisa W. Rodriguez	43	Senior Vice President and Chief Financial Officer
M. David Colley	43	Vice President — Global Manufacturing
Keith R. Morley	53	Vice President — Enterprise Excellence
James N. Parmigiano	46	Vice President — Operational Controller

      E. Lee Colley, III was appointed Senior Vice President and President — Completion and Production Systems in April 2003, in connection with a realignment of our business divisions. Mr. Colley joined us in March 1996 and has served in several positions, including Senior Vice President and President — Artificial Lift Systems, from November 1998 until April 2003. Prior to that time, Mr. Colley worked for over 20 years for another oilfield service company in various manufacturing, sales and marketing managerial positions.

      Gary L. Warren was appointed Senior Vice President and President — Drilling and Well Services in April 2003, in connection with our business division realignment. Mr. Warren has been employed by the Company since 1992 and has served in several positions, including Senior Vice President and President — Drilling and Intervention Services from October 2000 until April 2003. Mr. Warren worked for Petco Fishing and Rental Tool from 1980 to 1992, when it was acquired by Weatherford Enterra.

      Stuart E. Ferguson was appointed Senior Vice President and Chief Technology Officer in April 2003. Mr. Ferguson joined the Company in April 2001 and has served in several positions, including Senior Vice President and President — Completion Systems from September 2002 until April 2003. From May 2000 until February 2001, Mr. Ferguson was Group Marketing Director of Expro International Group PLC, an oilfield services company. From August 1994 until February 2000, Mr. Ferguson worked for Petroline Wellsystems Ltd., a provider of specialist oilfield products, in various positions, including Technical Services Director. We acquired Petroline in September 1999.

      Burt M. Martin was appointed Senior Vice President, General Counsel and Secretary in April 2002. He joined the Company in June 1998 and served as Associate General Counsel from June 1998 until June 2000 and as Vice President — Law and Secretary from June 2000 until April 2002. From 1993 to 1998, Mr. Martin was an associate attorney with the law firm of Fulbright & Jaworski L.L.P.

      Jon R. Nicholson was appointed Senior Vice President — Human Resources in January 2000 and served as Vice President — Human Resources from May 1998 to January 2000. Prior to May 1998, Mr. Nicholson worked for Weatherford Enterra as Vice President — Human Resources from October 1995 to May 1998 and as Director of Human Resources from February 1993 to October 1995.

      Lisa W. Rodriguez was appointed Senior Vice President and Chief Financial Officer in June 2002. Ms. Rodriguez joined the Company in 1996 and has served in several positions, including Vice President — Accounting and Finance from February 2001 to June 2002, Vice President — Accounting from June 2000 to

February 2001 and Controller from 1999 to February 2001. Prior to joining the Company, Ms. Rodriguez worked for Landmark Graphics from 1993 to 1996.

      M. David Colley joined the Company in 1996 and was appointed Vice President — Global Manufacturing in September 2002. Mr. Colley also was in charge of Information Technology from December 2002 until February 2004. Prior to joining the Company, Mr. Colley worked for 17 years for another oilfield service company in various positions, with a focus on the supply of oilfield products.

      Keith R. Morley joined the Company in November 2001 and was appointed Vice President — Enterprise Excellence in May 2003. From August 1999 to November 2001, Mr. Morley worked for CiDRA Optical Sensing Systems in various capacities, including Senior Vice President and General Manager. We acquired CiDRA Optical Sensing Systems in November 2001. From October 1998 to August 1999, Mr. Morley was President and Chief Executive Officer of Diversified Energy Services Corporation.

      James N. Parmigiano joined the Company in May 1998 and was appointed Vice President — Operational Controller in June 2000. From February 1983 to May 1998, Mr. Parmigiano worked for Dresser Industries, Inc. in various capacities, including Financial Controller of Dresser’s Sperry-Sun Drilling Services Division.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Board of Directors and the Compensation Committee of the Board of Directors are pleased to present this report on the compensation policies for our executive officers for 2003. This report sets forth the major components of executive compensation and the basis by which 2003 compensation determinations were made by the Board of Directors and the Compensation Committee for the executive officers.

Compensation Policy and Guidelines

      The goal of our compensation policy and practices is to provide a competitive compensation package designed to attract and retain key executive officers and to offer compensation programs that align executive remuneration levels with the interests of shareholders and with the Company’s overall performance. Our compensation programs have historically stressed share-based compensation as a means of providing incentives to executive officers to achieve growth in the value of the common shares. With this objective in mind, our executive compensation program has included a combination of reasonable base salaries and various long and short-term incentive programs linked to the Company’s financial and share performance. In making compensation decisions, the Compensation Committee’s decisions have typically also taken into account the cyclical nature of the industry and the Company’s progress toward achieving strategic objectives.

Compensation Program Components

      Our compensation programs are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable in light of the Company’s overall performance. Our share-based compensation decisions for the executive officers are approved by our full Board of Directors following recommendations by the Compensation Committee.

      The Compensation Committee was charged with reviewing and approving the specific base and bonus compensation of Mr. Duroc-Danner, our President and Chief Executive Officer. The Board of Directors and Compensation Committee have delegated to Mr. Duroc-Danner, as our Chief Executive Officer, the authority to review and adjust the base and cash bonus compensation for the other executive officers.

      Decisions on stock options, grants of restricted shares and other long-term incentive plans are made by the Board after consideration of the Company’s results and discussion with and recommendations from the Compensation Committee and from Mr. Duroc-Danner as to the executive officers under his supervision.

Messrs. Duroc-Danner and Burguieres, both employees of the Company, abstain from voting with respect to these matters.

      The particular elements of the compensation programs for Mr. Duroc-Danner and other executive officers are explained in more detail below.

      Base Salary — Base salary levels have primarily been determined based on market factors, including the market for similar executives and the desire by us to recruit and retain key executive officers. Our analysis has also included comparisons with companies in the same industry and of similar size and complexity as the Company, including a number of companies in the Dow Jones U.S. Oil Drilling, Equipment and Services Index in the performance graph set forth herein. Salary levels are based on individual skills and performance and market comparisons. No upward adjustments were made to the base salary of any of our executive officers in 2003.

      Annual Performance Compensation — Annual performance compensation has historically been provided to the executive officers in the form of cash bonuses relating to financial and operational achievements. The decision to award an annual bonus is based upon both an objective analysis of our financial performance and achievements in meeting strategic goals and a subjective analysis of the executive officer’s job performance and the specific accomplishments of the executive officer during the preceding twelve-month period after giving consideration to other compensation received by the officer.

      The granting of bonuses has typically occurred in February or March of each year. No bonuses were paid to our executive officers in the first quarter of 2003. Bonuses were paid to certain of our executive officers in the third quarter of 2003 in recognition of their efforts in 2002 and the first half of 2003 in defining and implementing cost reduction and quality improvement programs for the Company.

      Deferred Compensation Plan — We maintain an executive deferred compensation plan that provides our key employees with long-term incentive compensation through benefits that are directly linked to future increases in the value of the common shares and that may only be realized upon the employee’s retirement, termination or death. Under this plan, eligible employees receive a tax deferred contribution under the plan equal to 7.5% of their annual compensation through a credit to an account that is converted into non-monetary units representing the number of common shares that the contributed funds could purchase in the market at the time of the contribution. In addition, in an effort to provide incentive to the participants to invest in the Company’s common shares a portion of the compensation that they would otherwise receive from the Company, the participating employees are offered the opportunity to defer up to 7.5% of their compensation to their account under this plan, in which case we will make a matching contribution equal to the amount of the deferral by the employee. Mr. Duroc-Danner and our other executive officers have all elected to defer 7.5% of their compensation under this plan. This plan provides for a five-year vesting period with respect to the Company’s contributions, and the ultimate value of benefits under the plan to the participant are wholly dependent upon the price of the common shares at the time the employee retires or dies or his employment terminates. We believe that this plan is an important component of the share-based compensation program and serves the purpose of aligning management’s interests with those of the Company’s shareholders.

      Stock Option and Restricted Share Programs — The use of stock options and restricted share grants is considered to be an important incentive to our executive officers for working toward the Company’s long-term growth. We believe that these types of awards provide our officers with a benefit that will increase only to the extent that the value of the common shares increases, thereby giving them an incentive to work to increase shareholder value. The number of shares granted is determined based on the level and contribution of the officer and has generally taken into account share ownership and other options and restricted shares held by the officer. Stock options are generally subject to vesting over a number of years and have exercise prices equal to the market price of the common shares at the date of grant. Restricted shares also are subject to vesting over a number of years and are subject to forfeiture risk.

      In 2003, options to purchase a total of 250,000 common shares were granted to three of our executive officers in recognition of their past performance and in consideration of their continued service. These options are subject to three-year cliff-vesting so that an officer will not be entitled to the options if he elects to leave our employment during the three-year period. We believe that this type of vesting provides strong incentives for creating long-term value for the Company. We did not grant any restricted share awards to any of our officers in 2003.

Executive Retirement Plan

      In 2003, the Board approved the Weatherford International Ltd. Nonqualified Executive Retirement Plan, which provides supplemental retirement benefits to our executive officers. The Company adopted the plan after an analysis of compensation packages offered by comparable companies in our industry. The plan was adopted to make the compensation of our executive officers more competitive with these companies. In order to participate in this plan, each of our executives agreed to a 10% salary reduction.

Discussion of 2003 Compensation for the President and Chief Executive Officer

      In light of general industry conditions in 2002, the Compensation Committee determined not to increase Mr. Duroc-Danner’s base salary in 2003. Mr. Duroc-Danner received a bonus of $490,000 in the third quarter of 2003 in recognition of his efforts in achieving organic growth in the Eastern Hemisphere and the quality improvement initiative. During 2003, Mr. Duroc-Danner also received an option to purchase 185,000 of our common shares. The option was granted in recognition of Mr. Duroc-Danner’s past achievements in increasing shareholder value. In granting the option, the Compensation Committee also sought to provide Mr. Duroc-Danner with incentives to continue to increase shareholder value.

Compensation Deduction Limitations

      Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the five highest paid executives. Excluded from the limitation is compensation that is “performance based”. For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by the Company’s shareholders. We believe that maintaining the discretion to evaluate the performance of our management is an important part of our responsibilities and benefits the Company’s shareholders. We intend to take into account the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

Summary

      We believe that the executive compensation program followed by us in 2003 was consistent with the compensation programs provided by other companies that are comparable in size and complexity to the Company and with which the Company competes, including many of the companies in the Dow Jones U.S. Oil Drilling, Equipment and Services Index. We further believe that the compensation program is necessary to retain the services of officers and employees who are essential to the continued success and development of the Company and to compensate those officers and employees for their efforts and achievements. The Board and Compensation Committee intend to review the compensation policies on an ongoing basis to assure that compensation paid appropriately reflects corporate and individual performance, yielding awards that are reflective of the individual’s contribution to the achievement of the Company’s goals. Finally, we believe that the deferred compensation plan and share-based compensation programs provide significant incentives to our key employees to enhance shareholder value by providing financial opportunities to them that are consistent with and dependent upon the returns that are generated on behalf of the Company’s shareholders.

Philip Burguieres

David J. Butters
Bernard J. Duroc-Danner
Sheldon B. Lubar
William E. Macaulay
Robert B. Millard*
Robert K. Moses, Jr.*
Robert A. Rayne*

*	Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 2003, Messrs. Moses, Lubar and Rayne were the members of our Compensation Committee until May 9. Messrs. Moses, Millard and Rayne have been the members of the Compensation Committee since May 9, 2003.

Certain Relationships

      Messrs. Butters and Millard are employed by Lehman Brothers. During 2003, Lehman Brothers purchased 10,000,000 common shares from us for an aggregate purchase price of $400 million in connection with a public offering of the shares.

      This relationship did not exceed the categorical standards established by the Board for precluding a determination of director independence.

SUMMARY COMPENSATION TABLE

      This table shows the total compensation paid for the years ended December 31, 2003, 2002 and 2001, to Mr. Duroc-Danner and our four most highly compensated executive officers during 2003:

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Shares
				Other Annual	Underlying	All Other
Name and		Salary	Bonus	Compensation	Options	Compensation
Principal Position	Year	($)(1)	($)(1)	($)(2)(3)	(#)	($)(4)

Bernard J. Duroc-Danner	2003	960,564	490,000	217,585	185,000	19,865
Chairman of the Board,	2002	979,312	—	367,204	—	18,002
President and Chief	2001	781,251	1,468,715	270,985	350,000	16,795
Executive Officer
E. Lee Colley, III	2003	328,240	170,000	74,736	32,500	7,114
Senior Vice President and	2002	336,315	—	105,017	—	5,332
President — Completion &	2001	288,463	363,801	83,109	100,000	3,387
Production Systems
Burt M. Martin	2003	265,488	100,000	54,823	—	6,170
Senior Vice President,	2002	268,081	—	83,219	—	6,076
General Counsel and	2001	196,369	286,710	45,017	100,000	2,358
Secretary
Jon R. Nicholson	2003	294,449	100,000	59,167	32,500	15,748
Senior Vice President –	2002	302,236	—	104,473	—	15,255
Human Resources	2001	266,262	394,249	68,369	100,000	11,321
Gary L. Warren	2003	337,891	170,000	76,184	—	10,021
Senior Vice President and	2002	350,004	—	124,102	—	7,997
President — Drilling and	2001	300,000	477,341	83,546	100,000	5,456
Well Services

(1)	Salary and bonus compensation include amounts deferred by each executive officer under our Executive Deferred Compensation Stock Ownership Plan (the “Executive Deferred Plan”) described in Note 2 below. The bonus amounts shown for 2003 were earned in 2002 and 2003 and paid in 2003. The bonus amounts shown for 2001 were earned in 2001 but paid in the first half of the following year.

(2)	Other Annual Compensation includes (i) the vested portion of the amount contributed by us under the Executive Deferred Plan equal to 7.5% of each annual officer’s compensation for each year, plus (ii) the vested portion of our matching contribution under the Executive Deferred Plan equal to 100% of the amount deferred by the officer. Each officer can defer up to 7.5% of his total salary and bonus compensation each year. Our contributions vest over a five-year period on the basis of 20% per year for each year of service. Under the Executive Deferred Plan, the compensation deferred by each officer and our contributions are converted into non-monetary units equal to the number of common shares that could have been purchased with the amounts deferred and contributed at a market-based price. Distributions are made under the Executive Deferred Plan after an officer retires, terminates his employment or dies. The value of the distribution under the Executive Deferred Plan is based on the number of vested units in the officer’s account multiplied by the market price of the common shares at that time. Distributions under the Executive Deferred Plan are made in common shares. The number of common shares distributed will be an amount equal to the number of units in the officer’s account at the time of the distribution. Our obligations with respect to the Executive Deferred Plan are unfunded. However, we have established a grantor trust, which is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases common shares for the Executive Deferred Plan. As of December 31, 2003, Messrs. Duroc-Danner, Colley, Martin, Nicholson and Warren had 53,328, 16,583, 9,645, 13,963 and 14,249 units allocated to their respective accounts, including units purchased with their own deferrals.

(3)	Excludes the total amount of all perquisites and other benefits that were less than the lesser of $50,000 or 10% of the total of annual salary and bonus of each executive officer.

(4)	Represents matching contributions of $6,000, $5,404, $5,404, $6,000 and $6,000 made by us in 2003 under our 401(k) Savings Plan for each of Messrs. Duroc-Danner, Colley, Martin, Nicholson and Warren, respectively, and life insurance premiums of $13,865, $1,710, $766, $9,748 and $4,021 paid by us in 2003 for each of Messrs. Duroc-Danner, Colley, Martin, Nicholson and Warren, respectively.

OPTIONS GRANTED IN 2003

		% of
	Number of	Total Options
	Securities	Granted to
	Underlying	Employees in	Exercise Price		Grant Date
Name	Options Granted	2003 (%)	(Per Share)($)	Expiration Date	Present Value($)

Bernard J. Duroc-Danner	185,000 (1)	25.3	35.15	December 17, 2016	3,139,450	(2)
E. Lee Colley, III	32,500 (1)	4.5	35.15	December 17, 2016	551,525	(2)
Burt M. Martin	—	—	—	—	—
Jon R. Nicholson	32,500 (1)	4.5	35.15	December 17, 2016	551,525	(2)
Gary L. Warren	—	—	—	—	—

(1)	The options become fully exercisable on December 18, 2006.

(2)	The calculation assumes volatility of 52.4%, a risk free rate of 2.92%, a five year expected life, no expected dividends and option grants at $35.15 per share. The actual value, if any, of any option will depend on the amount, if any, by which the share price exceeds the exercise price on the date the option is exercised. Thus, this valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES IN 2003

AND DECEMBER 31, 2003 OPTION VALUES

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired		December 31, 2003		December 31, 2003($)(1)
	on	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bernard J. Duroc-Danner	—	—	844,631	481,338	15,298,365	3,781,464
E. Lee Colley, III	—	—	256,054	132,500	3,805,377	1,250,625
Burt M. Martin	—	—	139,013	100,000	951,332	1,223,000
Jon R. Nicholson	—	—	261,754	132,500	3,397,650	1,250,625
Gary L. Warren	—	—	259,379	100,000	2,957,036	1,223,000

(1)	The value is based on the difference in the closing market price of the common shares on December 31, 2003 ($36.00), and the exercise price of the options. The actual value, if any, of the unexercised options will depend on the market price of the common shares at the time of exercise of the options.

NONQUALIFIED EXECUTIVE RETIREMENT PLAN

      We implemented an executive retirement plan for select members of management effective in August 2003. The following table shows the estimated annual benefits payable under the plan to participants upon retirement at age 62 in specified service and compensation categories. Participants may elect early retirement at age 55 with reduced benefits.

PENSION PLAN TABLE

	Years of Service

Remuneration	10	15	20	25

$500,000	$137,500	$206,250	$275,000	$300,000
$550,000	151,250	226,875	302,500	330,000
$600,000	165,000	247,500	330,000	360,000
$650,000	178,750	268,125	357,500	390,000
$700,000	192,500	288,750	385,000	420,000
$800,000	220,000	330,000	440,000	480,000
$900,000	247,500	371,250	495,000	540,000
$1,000,000	275,000	412,500	550,000	600,000
$2,000,000	550,000	825,000	1,100,000	1,200,000
$3,000,000	825,000	1,237,500	1,650,000	1,800,000

      Compensation under the plan is based on the sum of (a) the highest base salary in the last five years of employment, increased by any amounts that could have been received in cash in lieu of deferrals made pursuant to a cash or deferred arrangement or a cafeteria plan, and (b) the greater of the bonus amount potentially payable under the Company’s management incentive plan for the last year of employment and the highest bonus paid in the last five years of employment.

      The credited years of service at December 31, 2003 for each of the named executive officers were as follows: Mr. Duroc-Danner — 17 years; Mr. E. Lee Colley — 8 years; Mr. Martin — 6 years; Mr. Nicholson — 11 years; and Mr. Warren — 24 years.

      Benefits are calculated based on an annual benefit percentage, the participant’s compensation in effect as of his or her retirement and the participant’s years of service. The benefits are limited to a maximum amount equal to the participant’s compensation as described above multiplied by a maximum benefit percentage. The hypothetical benefits payable shown above would be reduced in the case of early retirement. A participant may elect early retirement on or after attainment of age 55 and the completion of 10 years of service. In the event of early retirement, monthly benefits are reduced by an amount equal to .25% multiplied by the number of years that a participant’s age is less than age 62. In the event of a change in control, the participant will be given five years credit for years of service and age in calculating the benefit. The benefits shown are not subject to deduction for Social Security or other offset amounts.

      A participant’s interest in the plan is generally distributed either in a lump sum or in the form of a monthly annuity, at the participant’s option. The Company has purchased life insurance to finance the benefits under this plan.

EMPLOYMENT CONTRACTS

      We have entered into employment agreements with each of the officers named in the Summary Compensation Table. The employment agreements provide for a term of three years and are renewable annually. Under the terms of the employment agreements, if we terminate an executive’s employment for any reason other than “cause,” if the executive terminates his employment for “good reason” or if the employment is terminated as a result of the executive’s death or “disability”, as defined in the employment agreements, the executive will be entitled to receive (1) an amount equal to three times the sum of the highest base salary during the five years prior to the year of termination and the greater of the highest annual bonus paid during the five years prior to the year of termination and the annual bonus that would be payable in the current fiscal year, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount equal to three times all employer contributions to our 401(k) plan and other deferred compensation plans over the last year of employment, grossed-up to account for federal and state taxes thereon, (4) an amount equal to three times all fringe benefits and (5) any benefits payable under our retirement plan as of the date of termination (unless a change of control has occurred or is pending, in which case the terms of the retirement plan will govern the payment of benefits under such plan). In addition, under such circumstances, all benefits under all deferred compensation and other benefit plans, including stock options and restricted share grants, will automatically vest, and all health and medical benefits would be maintained after termination for a period of three years provided the executive makes his required contribution. Under the employment agreements, “cause” is defined as the willful and continued failure to substantially perform the executive’s job, after written demand is made by the Chief Executive Officer or the Board, or the willful engagement in illegal conduct or gross misconduct. Termination by the executive for “good reason” is generally defined as (1) a reduction in title and/or responsibilities of the executive, (2) relocations of the executive, (3) a reduction in the executive’s benefits, (4) the breach by the Company of the employment agreement, (5) any termination by the Company of the executive’s employment and (6) the failure by the Company to renew the employment agreement after a change of control.

      Under the Deficit Reduction Act of 1984, certain severance payments that exceed a certain amount could subject both us and the executive to adverse U.S. federal income tax consequences. Each of the employment agreements provides that we would be required to pay the executive a “gross up payment” to ensure that the executive receives the total benefit intended by his agreement with us.

FIVE-YEAR PERFORMANCE GRAPH

      This graph compares the yearly cumulative return on the common shares with the cumulative return on the Dow Jones U.S. Oil Drilling, Equipment and Services Index and the Dow Jones U.S. Total Market Index for the last five years. The graph assumes the value of the investment in the Company’s common shares and each index was $100 on December 31, 1998, and that all dividends are reinvested, including the Company’s April 2000 distribution to its shareholders of its Drilling Products Division through a special stock dividend in shares of Grant Prideco, Inc. For purposes of this graph, this dividend is treated as a non-taxable cash dividend that was reinvested in additional Weatherford common shares.

Comparison of Five Year Cumulative Total Return

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Weatherford International	100	206	366	288	309	279
Dow Jones U.S. Oil Drilling, Equipment and Services Index	100	152	226	156	143	164
Dow Jones U.S. Total Market Index	100	123	111	98	76	100

OTHER INFORMATION

Incorporation by Reference

      The Audit Committee Report, the Compensation Committee Report on Executive Compensation and the Five-Year Performance Graph contained in, and the annexes to, this proxy statement are not deemed to be soliciting material or filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings we make under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate any of this information by reference. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

      All of our executive officers and directors are required to file initial reports of share ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 16(a) of the Securities Exchange Act of 1934.

      We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that, except as set forth below, all filing requirements were met for our executive officers and directors during 2003. Messrs. Duroc-Danner, Nicholson and E. Lee Colley were each required to file a Form 4 by December 21, 2003 to report one transaction. The Forms 4 were filed on December 24, 2003.

Proposals by Shareholders

      Shareholder proposals to be included in the proxy materials for our Annual General Meeting to be held in 2005 must be received by us by December 15, 2004, and must otherwise comply with Rule 14a-8 promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year.

      If you do not comply with Rule 14a-8, we will not be required to include the proposal in our proxy statement and the proxy card mailed to our shareholders. However, you may use the procedures set forth in our Bye-laws to have a proposal that is not included in our proxy materials brought before the 2005 Annual General Meeting for consideration by our shareholders. The Company’s Bye-laws set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors or bring other business before an annual or special general meeting of shareholders. If a shareholder desires to nominate candidates for election to the Board of Directors or bring other business before the 2005 Annual General Meeting, we must receive notice from the shareholder not less than 60 days nor more than 90 days prior to May 25, 2005 (no earlier than February 24, 2005 and no later than March 26, 2005). However, if our 2005 Annual General Meeting is called for a date that is not within 60 days before or after May 25, 2005, we must receive such notice not later than the 7th day following the day on which notice of the date of the 2005 Annual General Meeting was mailed or public disclosure of the date of the 2005 Annual General Meeting was made, whichever occurs first. Any such notice from a shareholder also must contain the information specified in our Bye-laws, including, in the case of a nomination, certain background information, and in the case of other business, a description of such business and reasons for conducting such business before the Annual General Meeting. Additionally, under Bermuda law, shareholders holding not less than 5% of the total voting rights or 100 or more record shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an Annual General Meeting. Generally, notice of such a proposal must be received by us at our registered office in Bermuda (located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

      We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our Bye-laws. They are available on our website at www.weatherford.com, by clicking on “Corporate,” then “Corporate Governance.” Shareholders may also obtain a copy of our Bye-laws free of charge by submitting a written request to our Secretary at our principal executive offices.

      Any shareholder proposal, whether or not to be included in our proxy materials, must be sent to our Secretary at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027.

Other Business

      We know of no other business that will be brought before the Annual General Meeting. Under the Company’s Bye-laws, shareholders may only bring business before the Annual General Meeting if it is submitted to our Secretary within the time limits described above in the section entitled “Proposals by Shareholders”. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the shares represented by proxies as they deem advisable.

Additional Information Available

      We have filed an Annual Report on Form 10-K for 2003 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on our website at www.weatherford.com. We also will provide a copy of our Annual Report on Form 10-K to any shareholder without charge upon written request. Copies of any exhibits to our Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any other questions about us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027), by telephone (713) 693-4000) or visit our website.

By Order of the Board of Directors

Burt M. Martin
Secretary

Houston, Texas

April 7, 2004

APPENDIX A

WEATHERFORD INTERNATIONAL LTD.

AUDIT COMMITTEE CHARTER
Revised: January 2004

Purpose

      The purpose of the Committee is to assist the Board of Directors in overseeing:

      1. The integrity of the Company’s financial statements;

2.	The Company’s compliance with legal and regulatory requirements;

3.	The independent auditor’s qualifications and independence; and

4.	The performance of the Company’s internal audit function and independent auditor.

      In addition, the Committee shall prepare an audit committee report for inclusion in the Company’s annual proxy statement, as required by the SEC.

Committee Membership

      Number of Members and Appointment. The Committee shall consist of at least three directors who will be appointed by the Board of Directors on the recommendation of the Corporate Governance & Nominating Committee. The presence of at least two members, in person or by telephone, shall constitute a quorum.

      Chairperson. The Board of Directors shall appoint a member of the Committee to serve as chairperson of the Committee and to preside at meetings of the Committee. If a chairperson is not designated or present at any meeting of the Committee, the members of the Committee may designate a chairperson by majority vote of the Committee members. The chairperson will regularly report to the Board of Directors on Committee activities.

      Qualifications. Each member of the Committee must be a member of the Board of Directors and shall meet the independence, experience and qualification requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. If a Committee member simultaneously serves on the Audit Committees of more than three public companies, that member’s continued service on the Committee shall be conditioned upon the Board’s determination that such simultaneous service would not impair the ability of the individual to effectively serve on the Company’s Committee.

      Removal and Replacement. The Board of Directors may, at any time and in its sole discretion, remove and replace Committee members.

Committee Meetings

      The Committee shall meet at least four times annually, or more frequently as circumstances require. Periodically, the Committee will meet separately with management, with internal auditors and with the Company’s independent auditors. The Committee shall make regular reports to the Board and will review with the full Board of Directors any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance and independence of the internal audit function. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

General

      The Committee shall be directly responsible for the appointment, compensation, retention, oversight, evaluation and termination of the Company’s independent auditor, subject to the right of the Company’s shareholders to appoint the auditors as required by applicable law. The Committee has the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditor. The Committee shall be directly responsible for overseeing the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor is ultimately accountable to the Board of Directors and Committee and shall report directly to the Committee.

      The Committee shall preapprove all auditing services to be performed by any outside audit firm, including the independent auditor. In addition, the Committee shall pre-approve all permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor, subject to the de minimis exceptions for non-audit services described in the Exchange Act, which services are approved by the Committee prior to completion of the audit. Alternatively, the Company may engage the independent auditor pursuant to pre-approval policies and procedures established by the Committee, provided that the policies and procedures are detailed as to the particular services and the Committee is informed of each service.

      The Committee shall have the authority to engage independent counsel and other advisors, as it deems necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors, to compensate the independent auditor, any advisors (including outside legal counsel) engaged by the Committee and to pay ordinary administrative expenses of the Committee that are necessary or appropriate to carrying out its duties.

      Annually, the Committee shall evaluate its performance. In addition, the Committee shall review and update its charter annually and will submit proposed changes, if any, to the Board for approval.

      To the extent it deems necessary or appropriate, the Committee shall:

Oversight of Company’s Internal Auditors

1.	Review of Internal Audit Function. Review with the CFO, the independent auditor and the Director of Internal Audit the charter, plans, activities, staffing and organizational structure of the internal audit function.

2.	Absence of Limitations on Internal Audit. Ensure that there are no unjustified restrictions or limitations placed on the internal audit function.

3.	Director of Internal Audit. Review and concur in the appointment, replacement or dismissal of the Director of Internal Audit.

Oversight of Company’s Independent Auditor

1.	Scope of Audit. Meet with the independent auditor and management to review the proposed scope of any audit and the audit procedures to be utilized.

2.	Due Diligence of Independent Auditor. Obtain and review, at least annually, a report by the Company’s independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

3.	Annual Evaluation of Independent Auditor. At least annually, evaluate the independent auditor’s qualifications, performance and independence. This evaluation will include a review and evaluation of the lead partner of the independent auditor and shall take into account the opinions of management and the Company’s internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the full Board of Directors.

4.	Lead Partner Rotation. Assure the regular rotation of the lead audit partner as required by law.

5.	Hiring Policies. Set clear hiring policies for employees or former employees of the Company’s independent auditors, consistent with the limitations provided for in the Exchange Act and the rules promulgated thereunder.

6.	National Office Follow-Up. Review with the national office of the independent auditor any audit problems or difficulties and management’s response thereto.

Financial Statement and Disclosure Matters

1.	Financial Statements. Review and discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s periodic reports filed with the SEC.

2.	Significant Items. Review and discuss with management and the independent auditor:

a. major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

b. analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

c. the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

3.	Independent Auditor Reports. Obtain and review reports provided by the Company’s independent auditor, as required by applicable laws, regarding:

a. all critical accounting policies and practices used by the Company;

b. all material alternative accounting treatments within GAAP that have been discussed with management; and

c. other material written communications between the accounting firm and management.

4.	Risk Assessment and Controls. Discuss policies with respect to risk assessment and risk management, including a discussion of guidelines and policies to govern the process by which this is handled.

5.	Press Releases and Earnings Guidance. Discuss with management the type and presentation of information to be included in earnings press releases (including any use of “pro forma,” or “adjusted” non-GAAP information) and any financial information and earnings guidance provided to analysts and rating agencies. The Committee’s responsibility to discuss earnings releases, as well as financial information and earnings guidance, may be done generally (i.e. discussion of the types of information to be disclosed and the type of presentation to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

6.	Audit Results. Review with the independent auditor and management the results of the audit, including information relating to the independent auditors’ judgment about the quality, not just the acceptability, of the Company’s accounting principles, in accordance with SAS 61. The Committee shall also regularly review with the independent auditor and management any audit problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, as well as management’s response thereto.

7.	Internal Controls. Consider and review with the independent auditors, the CFO and the Director of Internal Audit the adequacy of the Company’s internal controls, as well as any significant findings and recommendations of the independent auditor or the internal auditor, together with management’s response thereto.

8.	CEO and CFO Certifications. Review the disclosure and certification of the Company’s CEO and CFO under Sections 302 and 906 of the Sarbanes-Oxley Act.

Compliance and Regulatory Oversight

1.	Complaints. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

2.	Affiliate Transactions and Compliance. Review reports and disclosures of insider and affiliated party transactions and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct and supplemental ethics policy for executives.

3.	Significant Legal Matters. Discuss with the General Counsel any legal, compliance or regulatory matters that would be reasonably likely to have a material effect on the Company.

4.	Auditor Confirmation Regarding Absence of Violations. Ascertain annually from the independent auditor whether any illegal acts were detected in the course of the audit, requiring disclosure in accordance with generally accepted accounting standards.

      The Committee relies on the expertise and knowledge of management, the internal auditors and its independent auditors in carrying out its oversight responsibilities. Management of the Company is responsible for determining that the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

APPENDIX B

WEATHERFORD INTERNATIONAL LTD.

COMPENSATION COMMITTEE CHARTER

Purpose

      The Compensation Committee is appointed by the Board to carry out the responsibilities of the Board with respect to compensation arrangements and plans of the Company. Except as otherwise required by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange and any other applicable laws, regulations or listing standards, all material decisions are considered by the Board as a whole.

Committee Membership

      The Compensation Committee shall consist of no fewer than three members. Each member of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange. The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Corporate Governance & Nominating Committee, and may be removed and replaced by the Board in its sole discretion.

Committee Responsibilities

      The Compensation Committee shall have the following responsibilities:

1.	On an annual basis, review and approve corporate goals and objectives relating to compensation of the Company’s CEO, evaluate the CEO’s performance in light of these goals and objectives and set the CEO’s compensation based on this evaluation.

2.	Make recommendations to the Board regarding executive compensation, incentive compensation plans and equity-based plans.

3.	Administer the Company’s incentive compensation plans and equity-based plans for executive officers and employees.

4.	Produce an annual report on executive compensation for inclusion in the Company’s proxy statement or annual report on Form 10-K.

5.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

6.	Report its actions and any recommendations to the Board after each meeting of the Compensation Committee.

7.	Evaluate and review with the Board the annual performance of the Compensation Committee.

Committee Authority

      The Compensation Committee is authorized as follows:

1.	To retain and terminate any compensation consultants or other advisors as it deems appropriate, including approval of the fees and other retention terms of any such consultants or other advisors. The Compensation Committee may also rely upon personnel of the Company for advice and studies.

2.	Form and delegate authority to subcommittees as the Compensation Committee deems appropriate.

B-1

APPENDIX C

WEATHERFORD INTERNATIONAL LTD.

CORPORATE GOVERNANCE & NOMINATING COMMITTEE CHARTER

(Revised January 16, 2004)

Purpose

      The goal of the Corporate Governance & Nominating Committee is to take the leadership role in shaping the corporate governance and business standards of the Board and the Company.

Committee Membership

      The Corporate Governance & Nominating Committee shall consist of no fewer than three members. The members of the Corporate Governance & Nominating Committee shall meet the independence requirements of the New York Stock Exchange. The members of the Corporate Governance & Nominating Committee shall be appointed and replaced by the Board from time to time.

Committee Responsibilities

      The Corporate Governance & Nominating Committee shall have the following responsibilities:

1.	Establish processes and criteria to identify and evaluate potential director nominees, including policies regarding recommendations of director nominees by shareholders and procedures to be followed by shareholders in submitting such recommendations.

2.	Identify individuals qualified to become Board members.

3.	Select or recommend to the Board the director nominees on an annual basis.

4.	Recommend to the Board the number and term of members of the Board.

5.	Recommend the members for each of the committees of the Board.

6.	Recommend the number and term of members for each committee of the Board.

7.	Monitor and recommend the functions of the committees of the Board.

8.	Develop and recommend to the Board the corporate governance principles for the Company.

9.	Periodically review and revise the corporate governance principles of the Company.

10.	Make regular reports to the Board.

11.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

12.	Oversee and review the annual evaluation of the Board and the management of the Company.

13.	Evaluate and review with the Board the annual performance of the Board committees, including the performance of the Corporate Governance & Nominating Committee.

Committee Authority

      The Corporate Governance & Nominating Committee is authorized as follows:

1.	Retain and terminate any search firm to be used to identify director candidates and approve the search firm’s fees and other retention terms.

2.	Obtain advice and assistance from internal or external legal, accounting or other advisors.

3.	Form and delegate authority to subcommittees when appropriate.

C-1

Weatherford International Ltd.

Notice of 2004 Annual General Meeting of Shareholders

and Proxy Statement

May 25, 2004

9:00 a.m. (Houston time)

The St. Regis Hotel

1919 Briar Oaks
Houston, Texas

WEATHERFORD INTERNATIONAL LTD.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Weatherford International Ltd. (“Weatherford”) hereby appoints Burt M. Martin, or, failing him, Bernard J. Duroc-Danner, as proxy, each with full power of substitution, for the undersigned to vote the number of common shares of Weatherford that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of Weatherford to be held on May 25, 2004, at 9:00 a.m., Houston time, at The St. Regis Hotel, 1919 Briar Oaks, Houston, Texas, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 7, 2004:

(Continued and to be signed on the reverse side)

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

WEATHERFORD INTERNATIONAL LTD.

May 25, 2004

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

- or -

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touchtone telephone and follow the instructions. Have your proxy card available when you call.

- or -

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1.	Election of the following Nominees as Directors, as set forth in the Proxy Statement:

FOR ALL	WITHHOLD AUTHORITY FOR	FOR ALL EXCEPT
NOMINEES	ALL NOMINEES	(See instructions below)

☐	☐	☐

Nominees:

¡	Philip Burguieres	¡	William E. Macaulay
¡	Nicholas F. Brady	¡	Robert B. Millard
¡	David J. Butters	¡	Robert K. Moses, Jr.
¡	Bernard J. Duroc-Danner	¡	Robert A. Rayne
¡	Sheldon B. Lubar

INSTRUCTION: To direct the proxy holder to vote for all nominees, mark “FOR ALL NOMINEES” and do not fill in the circle next to any nominees’s name. To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate ☐
your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2.	Appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2004, and authorization of the Audit Committee of the Board of Directors to set Ernst & Young LLP’s remuneration.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To consider and vote upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in the proxy’s discretion.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES FOR DIRECTOR LISTED AT LEFT UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.

Receipt of the Proxy Statement dated April 7, 2004, and the Annual Report of Weatherford for the year ended December 31, 2003, is hereby acknowledged.

Signature of Shareholder ________________ Date: __________	Signature of Shareholder ________________ Date: __________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.